Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Spire Inc.
Spire Missouri Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

	Spire Inc.

	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Junior Subordinated Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Contracts(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Units(5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Spire Missouri Inc.

	Debt	First Mortgage Bonds	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Unsecured Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)
An unspecified aggregate initial offering amount or number of the securities of each identified class is being registered as may from time to time be offered by Spire Inc. and Spire Missouri Inc. at unspecified prices, along with an indeterminate amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, exchange or conversion of other securities or that are issued in units.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of the registration fee relating to the securities offered hereby and will pay
“pay-as-you-go
registration fees.”

(3)
In the event that Spire Inc. or Spire Missouri Inc. elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under any such agreement.

(4)
Each Stock Purchase Contract obligates Spire Inc. to sell, and obligates the holder thereof to purchase, an indeterminate number of shares of Preferred Stock or Common Stock of Spire Inc. being registered hereby.

(5)
Each Stock Purchase Unit consists of a combination of a Stock Purchase Contract and Senior Debt Securities, Junior Subordinated Debt Securities or Preferred Stock, as the case may be, of Spire Inc. or debt obligations of third parties, including United States Treasury securities.